EXHIBIT 99.1

PRESS RELEASE

Contact:
Christopher S. Ferris
President and Chief Executive Officer
(504) 569-8460

FB Bancorp, Inc. Announces Completion of Stock Repurchase Program

New Orleans, LA; May 19, 2026 – FB Bancorp, Inc. (the “Company”) (Nasdaq: FBLA), the holding company for Fidelity Bank, announced today it has completed its second stock repurchase program. Under the plan, the Company repurchased 1,785,375 shares of its common stock, or 10% of its then outstanding shares, at an average price of $13.717 per share, inclusive of trading costs and commissions.

The Company will continue to further explore its capital management tools, including the possibility of a third stock repurchase program, in order to enhance shareholder value

About Fidelity Bank

Originally chartered in 1908, Fidelity Bank is a Louisiana state-chartered stock savings bank that conducts its business from its main office and 18 branch offices located in the East Baton Rouge, Jefferson, Lafayette, Orleans, St. Tammany, and Tangipahoa Parishes.

Forward-Looking Statements

This press release contains certain forward-looking statements about the stock repurchase program.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include the Company’s inability to execute a future repurchase program due to stock market conditions or otherwise.

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